                                                                      EXHIBIT 4



ZURICH LIFE INSURANCE COMPANY OF AMERICA
An Illinois stock corporation
Home Office: 1400 American Lane, Schaumburg, IL 60173





RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within 10 days of receiving this contract you may return it to us or to the agent through whom it was purchased. Immediately upon our receipt, this contract will be voided as if it had never been in force. All purchase payments allocated to the General Account plus the Separate Account contract value computed at the end of the valuation period following our receipt of this contract will then be refunded within ten days.

We agree to pay an annuity to the annuitant provided the annuitant is living and this contract is in force on the annuity date.

We further agree to pay the death benefit prior to the annuity date upon the death of the owner or the annuitant when a death benefit is payable. Payment will be made upon our receipt of due proof of death and the return of this contract.

This contract is issued in consideration of the attached application and payment of the initial purchase payment. The provisions on this cover and the pages that follow are part of this contract.

Signed for Zurich Life Insurance Company of America at its home office in Schaumburg, Illinois.


     /s/ Christie J. Lickfield                           /s/ James E. Cassavoy
     Secretary                                           President


FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the owner and Zurich Life Insurance Company of America.

READ YOUR CONTRACT CAREFULLY

Z-4700

                                            INDEX                                         PAGE
ANNUITY OPTION TABLE   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Follows Page 9

ANNUITY PERIOD PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7-9
        Election Of Annuity Option . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        Annuity Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        Transfers During The Annuity Period  . . . . . . . . . . . . . . . . . . . . . . .   8

APPLICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Follows Contract Schedule

CONTRACT SCHEDULE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Follows Index

DEATH BENEFIT PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        Amount Payable Upon Death  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        Payment Of Death Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ENDORSEMENTS, if any . . . . . . . . . . . . . . . . . . . . . .  Follow Annuity Option Tables

GENERAL ACCOUNT PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        General Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        General Account Contract Value . . . . . . . . . . . . . . . . . . . . . . . . . .   3

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1-2
        The Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        Incontestability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        Premium Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

LOAN PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        Loan Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        Loan Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

OWNERSHIP PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        Owner of Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        Change of Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

PURCHASE PAYMENT PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        Initial Purchase Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        Purchase Payment Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

TRANSFER AND WITHDRAWAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5-6
        Transfers During The Accumulation Period . . . . . . . . . . . . . . . . . . . . .   5
        Withdrawals During The Accumulation Period . . . . . . . . . . . . . . . . . . . .   5
        Withdrawal Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        Transfer And Withdrawal Procedures . . . . . . . . . . . . . . . . . . . . . . . . 5-6

VARIABLE ACCOUNT PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3-4
        Separate Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        Liabilities Of Separate Account  . . . . . . . . . . . . . . . . . . . . . . . . .   3
        Subaccounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
        Rights Reserved By The Company . . . . . . . . . . . . . . . . . . . . . . . . . .   4
        Accumulation Unit Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                              CONTRACT SCHEDULE

DESCRIPTION OF PLAN:  FIXED AND VARIABLE DEFERRED ANNUITY

THE OWNER(S), BENEFICIARY(IES) AND ANNUITY DATE ARE AS STATED IN THE APPLICATION FOR THIS CONTRACT UNLESS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH THE CONTRACT PROVISIONS.

FIXED ACCUMULATION UNDER:

        GENERAL ACCOUNT

VARIABLE ACCUMULATION UNDER:

        KEMPER MONEY MARKET SUBACCOUNT
        KEMPER TOTAL RETURN SUBACCOUNT
        KEMPER HIGH YIELD SUBACCOUNT
        KEMPER EQUITY SUBACCOUNT
        KEMPER GOVERNMENT SECURITIES SUBACCOUNT
        KEMPER INTERNATIONAL SUBACCOUNT
        KEMPER SMALL CAP SUBACCOUNT
        JANUS GROWTH SUBACCOUNT
        JANUS AGGRESSIVE GROWTH SUBACCOUNT
        JANUS WORLDWIDE GROWTH SUBACCOUNT
        JANUS BALANCED SUBACCOUNT
        JANUS SHORT-TERM BOND SUBACCOUNT
        LEXINGTON NATURAL RESOURCES SUBACCOUNT
        LEXINGTON EMERGING MARKETS SUBACCOUNT

CONTRACT NUMBER: KIL00-1000                         ISSUE DATE:  JUNE 1, 1993

ANNUITANT:   JOHN DOE

SEX:   MALE

ISSUE AGE:   35




1000a-6/93

                              CONTRACT SCHEDULE


GENERAL ACCOUNT:  INTEREST RATES STATED AS ANNUAL RATES

        INITIAL GENERAL ACCOUNT INTEREST RATE                   4.75%

        THE GENERAL ACCOUNT INTEREST RATE IS GUARANTEED
        THROUGH THE CONTRACT YEAR IN WHICH A PURCHASE
        PAYMENT IS RECEIVED.

        SUBSEQUENT GENERAL ACCOUNT GUARANTEE PERIOD -
        ONE CONTRACT YEAR

MINIMUM GUARANTEED INTEREST RATE                                3.00%

QUALIFIED OR NONQUALIFIED PLAN:                             NONQUALIFIED

INITIAL PURCHASE PAYMENT:                                  $5,000.00

INITIAL ALLOCATION OF PURCHASE PAYMENT

        FIXED ACCUMULATION UNDER:

                GENERAL ACCOUNT                               100.00%





1000b-3.0-12.0-6/93

                              CONTRACT SCHEDULE


RECORDS MAINTENANCE CHARGE:    $36.00 ANNUAL - PAYABLE QUARTERLY

WE WILL ASSESS AN ANNUAL RECORDS MAINTENANCE CHARGE OF $36, PAYABLE QUARTERLY, AT THE END OF EACH CALENDAR QUARTER FOR EACH CALENDAR YEAR IN WHICH YOU PARTICIPATE IN THE SEPARATE ACCOUNT. AN EQUAL PORTION OF THE CHARGE WILL BE ASSESSED AGAINST EACH SUBACCOUNT IN WHICH THE CONTRACT IS PARTICIPATING. WE WILL REDEEM THE NUMBER OF ACCUMULATION UNITS SUFFICIENT TO EQUAL THE PROPER SHARE OF THE CHARGE FROM EACH SUBACCOUNT. IF THE CONTRACT IS NOT PARTICIPATING IN THE SEPARATE ACCOUNT AT THE TIME THE CHARGE IS ASSESSED, WE WILL DEDUCT THE CHARGE FROM THE GENERAL ACCOUNT. THIS CHARGE WILL NOT BE ASSESSED AFTER THE ANNUITY DATE.


MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGES: 1.3% ANNUALLY

THE CHARGES WILL BE ASSESSED DAILY ON THE SEPARATE ACCOUNT CONTRACT VALUE


WITHDRAWAL CHARGE TABLE:

CONTRACT YEARS ELAPSED SINCE PURCHASE
PAYMENTS WERE RECEIVED BY THE COMPANY           RATE
        FIRST                                   6.00%
        SECOND                                  5.00%
        THIRD                                   4.00%
        FOURTH                                  3.00%
        FIFTH                                   2.00%
        SIXTH                                   1.00%
        SEVENTH & LATER                         0.00%


UP TO 10% OF THE CONTRACT VALUE LESS ANY DEBT MAY BE WITHDRAWN AS A PARTIAL FREE WITHDRAWAL EACH CONTRACT YEAR. CHARGES ARE APPLIED TO PURCHASE PAYMENTS AND ALL RELATED ACCUMULATIONS FOR ANY WITHDRAWALS IN EXCESS OF THE 10% PARTIAL FREE WITHDRAWAL. CHARGES START AT 6% IN THE CONTRACT YEAR IN WHICH THE PURCHASE PAYMENT WAS RECEIVED AND REDUCE 1% EACH CONTRACT YEAR THEREAFTER.

1000c-6/93

                              CONTRACT SCHEDULE

MINIMUM GENERAL ACCOUNT VALUES FOR GENERAL ACCOUNT ALLOCATIONS

                        GENERAL ACCOUNT         GENERAL ACCOUNT
END OF                  CONTRACT VALUES         TERMINATION VALUES
CONTRACT                PER $1,000 OF           PER $1,000 OF
YEAR                    PURCHASE PAYMENT*       PURCHASE PAYMENT*

   1                    $1,047.50               $1,000.00
   2                    $1,078.93               $1,030.37
   3                    $1,111.29               $1,071.29
   4                    $1,144.63               $1,113.73
   5                    $1,178.97               $1,157.75

   6                    $1,214.34               $1,203.41
   7                    $1,250.77               $1,250.77
   8                    $1,288.29               $1,288.29
   9                    $1,326.94               $1,326.94
  10                    $1,366.75               $1,366.75

  11                    $1,407.75               $1,407.75
  12                    $1,449.98               $1,449.98
  13                    $1,493.48               $1,493.48
  14                    $1,538.29               $1,538.29
  15                    $1,584.44               $1,584.44

  16                    $1,631.97               $1,631.97
  17                    $1,680.93               $1,680.93
  18                    $1,731.36               $1,731.36
  19                    $1,783.30               $1,783.30
  20                    $1,836.80               $1,836.80


*VALUES ARE BASED ON THE INITIAL GENERAL ACCOUNT INTEREST RATE THROUGH THE END OF THE INITIAL GUARANTEE PERIOD. THEREAFTER, VALUES ARE BASED ON THE MINIMUM GUARANTEED INTEREST RATE OF 3.00%. VALUES SHOWN ASSUME ALLOCATION ON THE ISSUE DATE AND NO SUBSEQUENT WITHDRAWALS, TRANSFERS, OR LOAN.

1000d-6/93

DEFINITIONS

ACCUMULATION PERIOD - The period between the issue date and the annuity date.

ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of each subaccount.

AGE - The  attained age of the annuitant.

ANNUITANT - The person named in the application during whose lifetime the annuity is to be paid. Under a nonqualified plan when two people are named as joint annuitants, the term "annuitant" means the joint annuitants or the survivor. You may not change the person(s) named as the annuitant.

ANNUITY - A series of payments paid in accordance with this contract which begins on the annuity date.

ANNUITY DATE - The date on which this contract matures and annuity payments begin. The original annuity date is stated in the application. Unless otherwise requested, the annuity date is the twentieth contract anniversary date. The annuity date may be changed by the owner.

ANNUITY PERIOD - This is the  period that starts on the annuity date.

ANNUITY UNIT - An accounting unit of measure used to calculate the amount of variable annuity payments after the first annuity payment.

ANNUITY UNIT VALUE - The value of an annuity unit of a subaccount determined for a valuation period according to the formula stated in this contract.


CONTRACT VALUE - The sum of the General Account Contract Value plus the Separate Account Contract Value.

CONTRACT YEAR - A one year period of time starting on successive contract anniversaries.

DEBT - The principal of any outstanding loan plus any loan interest due or accrued.

FIXED ANNUITY - An annuity payment plan that does not vary as to dollar amount.

FUND - An investment company or separate series thereof, in which the subaccounts of the Separate Account invest.

GENERAL ACCOUNT - Our assets other than those allocated to the Separate Account or any other separate account. We guarantee a minimum rate of interest on purchase payments allocated to the General Account.

GENERAL ACCOUNT CONTRACT VALUE - The General Account contract value is the value of the General Account of this contract on any valuation date.

ISSUE DATE - The issue date is stated in the contract schedule. If the normal issue date is the 29th, 30th or 31st of the month, the issue date will be the 28th day of that month.

MORTALITY AND EXPENSE RISK CHARGE - This is a charge deducted in the calculation of the accumulation unit value and the annuity unit value. It is for our assumption of mortality risks and expense guarantees.

NONQUALIFIED - This contract issued other than as a qualified plan.

OWNER - See "You, Your, Yours" below.

PURCHASE PAYMENTS - This is the dollar amount we receive in U.S. currency to buy the benefits this contract provides.

QUALIFIED PLAN - This contract issued under a retirement plan which qualifies for favorable income tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code as amended.

RECORDS MAINTENANCE CHARGE - This is a charge assessed against your contract as specified in the Contract Schedule.

RECEIVED BY THE COMPANY - This means received by Zurich Life Insurance Company of America at its home office in Schaumburg, Illinois.

SEPARATE ACCOUNT - A segregated asset account registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940 known as the Zurich Life Variable Annuity Separate Account.

SEPARATE ACCOUNT CONTRACT VALUE - This is the sum of the subaccount values of this contract on the valuation date.

SUBACCOUNTS - The Separate Account has several subaccounts. The available subaccounts are stated in the contract schedule.

SUBACCOUNT VALUE - We will value each subaccount separately according to the formula stated in this contract.

VALUATION DATE - Each business day that applicable law requires that we value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The period that starts at the close of a valuation date and ends at the close of the next succeeding valuation date.

VARIABLE ANNUITY - An annuity payment plan which varies as to dollar amount because of subaccount investment experience.

WE, OUR, US - Zurich Life Insurance Company of America, Schaumburg, Illinois.

YOU, YOUR, YOURS - The party(s) named as owner in the application unless later changed as provided in this contract. The owner is the annuitant unless a different owner is named in the application. Under a nonqualified plan when more than one person is named as owner, the terms "you," "your," "yours," means joint owners. The owner may be changed during the lifetime of the owner and the annuitant. The owner, prior to the annuity date or any distribution of any death benefit, has the exclusive right to exercise every option and right conferred by this contract.





Z-4700                                                                 Page 1

Z-4700                                                                 Page 2


GENERAL PROVISIONS

THE CONTRACT - This contract and the attached application constitute the entire contract between the parties. All statements made in the application are deemed representations and not warranties. No statement will void this contract or be used as a defense of a claim unless it is contained in the application.

MODIFICATION OF CONTRACT - Only our president, secretary and assistant secretaries have the power to approve a change or waive any provisions of this contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this contract.

INCONTESTABILITY - We cannot contest this contract after it has been in force for two years from the issue date.

CHANGE OF ANNUITY DATE - You may write to us prior to distribution of a death benefit or the first annuity payment date and request a change of the annuity date.

ASSIGNMENT - No assignment of this contract is binding unless we receive it in writing. We assume no responsibility for the validity or sufficiency of any assignment. Once filed, the rights of the owner, annuitant and beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

DUE PROOF OF DEATH - We must receive written proof of death within sixty days of the death of the owner or the annuitant when a death benefit is payable. The proof may be a certified death certificate, the written statement of a physician, or any other proof satisfactory to us.

RESERVES, CONTRACT VALUES AND DEATH BENEFITS - All reserves are equal to or greater than those required by statute. Any available contract value and death benefit are not less than the minimum benefits required by the statutes of the state in which this contract is delivered.

NON-PARTICIPATING - This contract does not pay dividends. It will not share in our surplus or earnings.

REPORTS - At least once each contract year we will send you a statement showing purchase payments received, interest credited, investment experience; and charges made since the last report, as well as any other information required by statute.

PREMIUM TAXES - We will make a deduction for state premium taxes in certain situations. On any contract subject to premium tax, as provided under applicable law, the tax will be deducted from: a. the purchase payments when we receive them; b. the contract value upon total withdrawal; or c. from the total contract value applied to an annuity option at the time annuity payments start.

QUALIFIED PLANS - If this contract is issued under a qualified plan additional provisions may apply. The rider or amendment to this contract used to qualify it under the applicable section of the Internal Revenue Code will indicate the extent of change in the provisions.

OWNERSHIP PROVISIONS

OWNER OF CONTRACT - The annuitant is the original owner unless otherwise provided in the application.

Before the annuity date or any distribution of death benefit, you have the right to cancel or amend this contract if we agree. You may exercise every option and right conferred by this contract including the right of assignment. The joint owners must agree to any change if more than one owner is named.

CHANGE OF OWNERSHIP - You may change the owner by written request at any time while the annuitant is alive. You must furnish information sufficient to clearly identify the new owner to us. The change is subject to any existing assignment of this contract. When we record the effective date of the change, it will be the date the notice was signed except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return this contract to us for endorsement of a change.

BENEFICIARY DESIGNATION AND CHANGE OF BENEFICIARY - The application for this contract shows the original beneficiary. You may change the beneficiary if you send us a written change form. Changes are subject to the following:

1. The change must by filed while the annuitant is alive and prior to the annuity date;

2. This contract must be in force at the time you file a change;

3. Such change must not be prohibited by the terms of an existing assignment, beneficiary designation or other restriction;

4. Such change will take effect when we receive it;

5. After we receive the change, it will take effect on the date the change form was signed. However, action taken by us before the change form was received will remain in effect; and

6. The request for change must provide information sufficient to identify the new beneficiary.

We may require you to return this contract for endorsement of a change.

DEATH OF BENEFICIARY - The interest of a beneficiary who dies before the distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives or is named, the distribution will be made to your estate when you die; or to the estate of the annuitant upon the death of the annuitant if you are not also the annuitant. If a beneficiary dies within ten days of the date of your death, the death benefit will be paid as if you had survived the beneficiary. If a beneficiary dies within ten days of the death of the annuitant, and you are not the annuitant, we will pay the death benefit as if the annuitant survived the beneficiary. If you, the annuitant, and the beneficiary die simultaneously, we will pay the death benefit as if you had survived the annuitant and the beneficiary.

PURCHASE PAYMENT PROVISIONS

INITIAL PURCHASE PAYMENT - The minimum initial purchase payment is $2,500 for a nonqualified plan and $50 for a qualified plan.

PURCHASE PAYMENT LIMITATIONS - The minimum subsequent purchase payment is $500 for a nonqualified plan and $50 for a qualified plan. We will accept a subsequent qualified plan purchase payment of less than $50 when annual contributions from a payroll deduction or salary reduction plan equal or exceed $600. The maximum purchase payment that may be made during a contract year without our approval is $500,000 for a nonqualified plan; or the maximum permitted by the Internal Revenue Code for a qualified plan. We will not accept purchase payments more frequently than once every other week.

Initial purchase payments of less than $500 may be allocated to: 1. the General Account; or 2. a subaccount; or 3. to the General Account and one subaccount.

Subsequent nonqualified purchase payments must first be applied to the General Account or any subaccount whose value is less than $500. After each initial account has been allocated at least $500, purchase payments may be allocated to a new account.

Subsequent qualified plan contributions from a payroll deduction or salary reduction program of $50 or more may be made to the General Account or to an additional subaccount.

We will deduct any applicable state premium taxes from the purchase payments we apply to the contract.

We reserve the right to waive or modify these limits.

PLACE OF PAYMENT - All purchase payments under this contract must be paid to us at our home office or such other location as we may select. We will notify you and any other interested parties in writing of such other locations. Purchase payments received by an agent will begin earning interest after we receive it.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT - The guaranteed benefits under this contract are provided through the General Account.

GENERAL ACCOUNT CONTRACT VALUE - The General Account Contract Value includes 1. your purchase payments allocated to the General Account; 2. amounts transferred from a subaccount to the General Account at your request; and 3. the interest credited to amounts so allocated or transferred. Transfers and withdrawals from the General Account reduce the General Account Contract Value.

The initial General Account interest rate credited to the initial purchase payment is in effect through the end of the guarantee period and is shown in the contract schedule. At the beginning of each subsequent guarantee period shown in the contract schedule, we will declare the General Account interest rate applicable to the initial purchase payment for each such subsequent guarantee period. We will declare the General Account interest rate with respect to each subsequent purchase payment received. Any such purchase payment we receive will be credited that rate through the end of the guarantee period shown in the contract schedule. At the beginning of each subsequent guarantee period, we will declare the General Account interest rate applicable to each subsequent purchase payment for such guarantee period.

We reserve the right to declare the General Account current interest rate(s) based upon: the issue date; the date we receive a purchase payment; or the date of account transfer.

We calculate the interest credited to the General Account by compounding daily, at daily interest rates, rates which would produce at the end of a contract year a result identical to the one produced by applying an annual interest rate.

The minimum guaranteed General Account interest rate is 3.00% per year.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - The variable benefits under this contract are provided through the Zurich Life Variable Annuity Separate Account. This is called the Separate Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by us into which a portion of the company's assets have been allocated for this contract and may be allocated for certain other contracts.

LIABILITIES OF SEPARATE ACCOUNT - The assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. We will value the assets of the Separate Account on each valuation date.

SEPARATE ACCOUNT CONTRACT VALUE - On any valuation date the Separate Account contract value is the sum of its subaccount values.

SUBACCOUNTS - The Separate Account consists of several subaccounts as shown in the contract schedule. We may, from time to time, combine or remove subaccounts in the Separate Account and establish additional subaccounts of the Separate Account. In such event we may permit you to select other subaccounts under this contract. However, the right to select any other subaccount is limited by the terms and conditions we may impose on such transactions.





Z-4700                                                                 Page 3

Z-4700                                                                 Page 4


FUNDS - Each subaccount of the Separate Account will buy shares of an investment company or a separate series of an investment company offered as an investment alternative under the contract. The funds are registered under the Investment Company Act of 1940 as open-end diversified management investment companies. Each series of the funds represents a separate investment portfolio which corresponds to one of the subaccounts of the Separate Account.

If we establish additional subaccounts each new subaccount will invest in a new series of the existing funds or in shares of another investment company. We may also substitute other investment companies.

RIGHTS RESERVED BY THE COMPANY - We reserve the right, subject to compliance with the current law or as it may be changed in the future:

1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

2. To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

3. To transfer any assets in any subaccount to another subaccount or to one or more separate accounts, or the General Account, or to add, combine or remove subaccounts in the Separate Account;

4. To delete the shares of any of the portfolios of the fund or any other open-end investment company and to substitute, for the fund shares held in any subaccount, the shares of another portfolio of the fund or the shares of another investment company or any other investment permitted by law; and

5. To change the way we assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the fund in connection with the contracts.

When required by law, we will obtain your approval of such changes and the approval of any regulatory authority.

ACCUMULATION UNIT VALUE - Each subaccount has an accumulation unit value. When purchase payments or other amounts are allocated to a subaccount, a number of units are purchased based on the accumulation unit value of the subaccount at the end of the valuation period during which the allocation is made. When amounts are transferred out of or deducted from a subaccount, units are redeemed in a similar manner.

The accumulation unit value for each subsequent valuation period is the investment experience factor for that period multiplied by the accumulation unit value for the period immediately preceding. Each valuation period has a single accumulation unit value that is applied to each day in the period. The number of accumulation units will not change as a result of investment experience.

INVESTMENT EXPERIENCE FACTOR - Each subaccount has its own investment experience factor. The investment experience of the Separate Account is calculated by applying the investment experience factor to the cash value in each subaccount during a valuation period.

The investment experience factor of a subaccount for a valuation period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

1. is the net result of:

a. the net asset value per share of the investment held in the subaccount determined at the end of the current valuation period; plus

b. the per share amount of any dividend or capital gain distributions made by the investments held in the subaccount, if the "ex- dividend" date occurs during the current valuation period; plus or minus

c. a charge or credit for any taxes reserved for the current valuation period which we determine resulted from the investment operations of the subaccount;

2. is the net asset value per share of the investment held in the subaccount, determined at the end of the last valuation period;

3. is the factor representing the mortality and expense risk charge stated in the contract schedule for the number of days in the valuation period.

TRANSFER AND WITHDRAWAL PROVISIONS

TRANSFERS DURING THE ACCUMULATION PERIOD - You may direct the following transfers:

1. Once each fifteen days all or part of the Separate Account contract value may be transferred to the General Account or to another subaccount. We will allow the first transfer fifteen days after the issue date.

2. During the thirty days that follow a contract year anniversary or the thirty day period that follows the date you receive an annual report, if later, all or part of the General Account contract value, less debt, may be transferred to one or more subaccounts.

Transfers will also be subject to the following conditions:

1. The minimum amount which may be transferred is $500 or, if smaller, the remaining value in the General Account or a subaccount;

2. No partial transfer will be made if the remaining contract value of the General Account or any subaccount will be less than $500 unless the transfer will eliminate your interest in such account;

3. No transfer may be made within seven calendar days of the date on which the first annuity payment is due;

4. You may request an additional transfer from the General Account to one or more subaccounts during the thirty day period before the date on which the first annuity payment is due. Such transfer must become effective no later than the seventh calendar day before such due date;

5. When you request a transfer from the General Account Contract Value to a subaccount, we will limit the amount that can be transferred to the amount which exceeds debt and withdrawal charge, if any, applicable to the total General Account Contract Value for the contract year during which the total transfer is made.

We will transfer amounts bought by purchase payments and all related accumulations received in a given contract year, in the chronological order we received them.

Any transfer request must clearly specify: 1. the amount which is to be transferred; and 2. the names of the accounts which are affected. We will only honor a telephone transfer request if a properly executed telephone transfer authorization is on file with us. Such request for a transfer must comply with the conditions of the authorization.

We reserve the right at any time and without notice to any party, to terminate, suspend, or modify these transfer rights.

WITHDRAWALS DURING THE ACCUMULATION PERIOD - During the accumulation period, you may withdraw all or part of the contract value that remains after we subtract any withdrawal charge, debt and applicable premium taxes. We must receive a written request that indicates the amount of the withdrawal from the General Account and each subaccount. You must return the contract to us if you elect a total withdrawal.

Withdrawals are subject to the conditions that follow.

1. Each withdrawal must be at least $500 or the value that remains in the General Account or a subaccount if smaller.

2. A minimum of $500 must remain in the account after you make a withdrawal unless the account is eliminated by such withdrawal;

3. The maximum you may withdraw from any account is the value of the General Account or a subaccount less the amount of any withdrawal charge. 4. Any withdrawal amount you request will be increased by the withdrawal charge. 5. We will limit a withdrawal from the General Account to an amount which equals the General Account Contract Value less debt and interest on any such loan to the end of the contract year.

WITHDRAWAL CHARGES - 1. All purchase payments in a given contract year and all related accumulations are totaled by account and each total is used separately in computing the withdrawal charge as stated in the Withdrawal Charge Table shown in the contract schedule.

2. All amounts to be withdrawn and any applicable withdrawal charges will be charged first against purchase payments and all related accumulations in the chronological order we received such purchase payments by contract year.

3. Any amount withdrawn which is not subject to a withdrawal charge will be considered a "partial free withdrawal."

4. In the event of a partial withdrawal, a "partial free withdrawal" is applied against purchase payments and all related accumulations in the chronological order we received such purchase payments by contract year even though the purchase payments and related accumulations are no longer subject to a withdrawal charge.

TRANSFER AND WITHDRAWAL PROCEDURES - Wewill withdraw or transfer from the General Account as of the valuation date that follows the date we receive your written or telephone transfer request. To process a withdrawal, the request must contain all required information.





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

Z-4700                                                                 Page 6

We will redeem the necessary number of accumulation units to achieve the dollar amount when the withdrawal or transfer is made from a subaccount. We will reduce the number of accumulation units credited in each subaccount by the number of accumulation units redeemed. The reduction in the number of accumulation units is determined on the basis of the accumulation unit value at the end of the valuation period when we receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date we receive the request, except as provided below.

DEFERMENT OF WITHDRAWAL OR TRANSFER - If the withdrawal or transfer is to be made from a subaccount, we may suspend the right of withdrawal or transfer or delay payment more than seven calendar days: 1. during any period when the New York Exchange is closed other than customary weekend and holiday closings; 2. when trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the accumulation unit value is not practical; or 3. for such other periods as the Securities and Exchange Commission by order may permit for protection of owners.

We may defer the payment of a withdrawal or transfer from the General Account, for the period permitted by law. This can never be more than six months after you send us a written request. During the period of deferral, we will continue to credit interest, at the then current interest rate(s), to the General Account Contract Value.

LOAN PROVISIONS

LOANS - You may request a loan any time before the annuity date. You must assign this contract to us as security for a loan.

The maximum loan available is the General Account Contract Value minus: 1. any withdrawal charge that applies to the total General Account Contract Value in the year in which you make the loan; and 2. interest on the loan paid to the end of the contract year in which you make the loan.

We may defer granting a loan for six months from the date we receive the written loan request.

LOAN INTEREST - The loan interest is 5.50% per year compounded daily at the daily equivalent of a 5.50% annual rate. Interest is due at the end of each contract year. If you do not pay interest when it is due, we will add it to the loan and it will bear interest at the same rate as the loan. We will charge interest on a daily basis.

LOAN PAYMENT - You may repay a debt in full or in part at any time prior to the annuity date.

If the debt equals or exceeds the General Account Contract Value, less any withdrawal charge that applies to the total withdrawal of the General Account, your interest in the General Account will terminate. The termination occurs thirty-one days after we mail notice of termination to your last known address and that of any assignee of record.

We will apply any repayment of debt: first to reduce that part of the debt that can be attributed to interest; and second to that part of the debt that can be attributed to purchase payments.

EFFECT OF LOANS ON INTEREST RATES - While there is a loan, the portion of the General Account Contract Value that equals the debt will earn interest at 3.00% per year, compounded daily at the daily equivalent of a 3.00% annual rate, instead of the current interest rate.

DEATH BENEFIT PROVISIONS

AMOUNT PAYABLE UPON DEATH - We compute the death benefit at the end of the valuation period following: our receipt of due proof of death; and the return of this contract.

If death occurs prior to attaining age 75, we will pay the greater of: a. the contract value less debt; or b. the total amount of purchase payments, less debt and the aggregate dollar amount of all previous withdrawals. We will pay the contract value less debt if death occurs at age 75 or later.

PAYMENT OF DEATH BENEFITS - We will pay a death benefit before the annuity date if: the owner who is also the annuitant dies; or either the annuitant or the owner who is not the annuitant dies.

The death benefit will be paid upon the death of a joint owner. If joint annuitants are named and they are not the owners of this contract, we will pay the death benefit upon the death of the surviving joint annuitant.

We will pay the death benefit to the beneficiary when we receive due proof of death. We will then have no further obligation under this contract.

When you die, we will pay the death benefit in a lump sum. This sum may be deferred for up to five years from the date of your death. During this time it will continue to accrue interest.

Instead of a lump sum payment the beneficiary may elect to have the death benefit distributed as stated in Option 1 for a period not to exceed the beneficiary's life expectancy; or Options 2, or 3 based upon the life expectancy of the beneficiary as prescribed by federal regulations. The beneficiary must make this choice within sixty days of the time we receive due proof of death.

If the beneficiary is not a natural person, the beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by federal regulations.

If the primary beneficiary is the surviving spouse when you die, the surviving spouse may elect to be the successor owner of this contract. There will be no requirement to start a distribution of death benefits.


ANNUITY PERIOD PROVISIONS

ELECTION OF ANNUITY OPTION - We must receive an election of an annuity option in writing. You may make an election before the annuity date providing the annuitant is alive. The annuitant may make an election on the annuity date unless you have restricted the right to make such an election. The beneficiary may make an election when we pay the death benefit.

An election will be revoked by: 1. a subsequent change of beneficiary; or 2. an assignment of this contract unless the assignment provides otherwise.

Subject to the terms of the death benefit provision, the beneficiary may elect to have the death benefit remain with us under one of the annuity options.

If an annuity option is not elected, an annuity will be paid under Option 3 for a guaranteed period of ten years and for as long thereafter as the annuitant is alive.

If the total contract value is applied under one of the annuity options, this contract must be surrendered to us.

An option can not be changed after the first annuity payment is made.

If, on the seventh calendar day before the first annuity payment due date, all the contract value is allocated to the General Account, the annuity will be paid as a fixed annuity. If all of the contract value on such date is allocated to the Separate Account, the annuity will be paid as a variable annuity. If the contract value on such date is allocated to both the General Account and a subaccount, then the annuity will be paid as a combination of a fixed and variable annuity. A fixed and variable annuity payment will reflect the investment performance of the subaccounts in accordance with the allocation of the contract values existing on such date. Allocations will not be changed thereafter, except as provided in the Transfers During The Annuity Period provision of this contract.

Payments for all options are derived from the applicable tables. Current annuity rates will be used if they produce greater payments than those quoted in the contract. The age in the tables is the age of the payee on the last birthday before the first payment is due.

The option selected must result in a payment that is at least equal to our minimum payment, according to our rules, at the time the annuity option is chosen. If at any time the payments are less than the minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.


OPTION 1

FIXED INSTALLMENT ANNUITY - We will make monthly payments for a fixed number of installments. Payments must be made for at least 5 years, but not more than 30 years.

OPTION 2

LIFE ANNUITY - We will make monthly payments while the payee is alive.

OPTION 3

LIFE ANNUITY WITH INSTALLMENTS GUARANTEED - We will make monthly payments for a guaranteed period and thereafter while the payee is alive. The guaranteed period must be selected at the time the annuity option is chosen. The guaranteed periods available are 5, 10, 15 and 20 years.

OPTION 4

JOINT AND SURVIVOR ANNUITY - We will pay the full monthly income while both payees are alive. Upon the death of either payee, we will continue to pay the surviving payee a percentage of the original monthly payment. The percentage payable to the surviving payee must be selected at the time the annuity option is chosen. The percentages available are 50%, 66 2/3%, 75%, and 100%.

OTHER OPTIONS

We may make other annuity options available. Payments are also available on a quarterly, semi-annual or annual basis.

FIXED ANNUITY - The General Account Contract Value on the first day preceding the date on which the first annuity payment is due, is first reduced by any debt and premium taxes that apply. The value that remains will be used to determine the fixed annuity monthly payment in accordance with the annuity option selected.

VARIABLE ANNUITY - The Separate Account contract value, at the end of the valuation period preceding the valuation period that includes the date on which the first annuity payment is due, is first reduced by any premium taxes that apply. The value that remains is used to determine the first monthly annuity payment. The first monthly annuity payment is based upon the guaranteed annuity option shown in the Annuity Option Table. You may elect any option available.

The dollar amount of subsequent payments may increase or decrease depending on the investment experience of each subaccount. The number of annuity units per payment will remain fixed for each subaccount unless a transfer is made. If a transfer is made, the number of annuity units per payment will change.





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

Z-4700                                                                 Page 8



The number of annuity units for each subaccount is calculated by dividing a. by
b. where:

a. is the amount of the monthly payment that can be attributed to that subaccount; and

b. is the annuity unit value for that subaccount at the end of the valuation period. The valuation period includes the date on which the payment is made.

Monthly annuity payments, after the first payment, are calculated by summing up, for each subaccount, the product of a. times b. where:

a. is the number of annuity units per payment in each subaccount; and

b. is the annuity unit value for that subaccount at the end of the valuation period. The valuation period includes the date on which the payment is made.

After the first payment, we guarantee that the dollar amount of each annuity payment, will not be affected adversely by actual expenses or changes in mortality experience from the expense and mortality assumptions on which we based the first payment.

ANNUITY UNIT VALUE - The value of an annuity unit, for each subaccount, at the end of any subsequent valuation period is determined by multiplying the result of a. times b. by c. where:

a. is the annuity unit value for the immediately preceding valuation period;
and

b. is the net investment factor for the valuation period for which the annuity unit value is being calculated; and

c. is the interest factor of .99993235 per calendar day of such subsequent valuation period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table.

The net investment factor for each subaccount for any valuation period is determined by dividing a. by b. where:

a. is the value of an accumulation unit of the applicable subaccount as of the end of the current valuation period plus or minus the per share charge or credit for taxes reserved; and

b. is the value of an accumulation unit of the applicable subaccount as of the end of the immediately preceding valuation period, plus or minus the per share charge or credit for taxes reserved.

TRANSFERS DURING THE ANNUITY PERIOD - The payee(s) may not convert fixed annuity payments to variable annuity payments. However, during the annuity period, the payee(s), by sending us a written notice in a form satisfactory to us, may: convert variable annuity payments to fixed annuity payments; or, have variable annuity payments reflect the investment experience of other subaccounts. A transfer may be made subject to the following:

1. Transfers from a subaccount to the General Account can be effective only on an anniversary of the first annuity payment date. We must receive notice of such transfer at least thirty days prior to the effective date of the transfer;

2. Transfers from one subaccount to another subaccount will be effective during the valuation period next succeeding the date the notice is received by us. However, if the notice for the transfer is received within seven days immediately preceding an annuity payment date, the transfer will be effective during the valuation period next succeeding that annuity payment date. No transfer to a subaccount may be made during the first year of the annuity period. In subsequent years all transfers between subaccounts will be made on the same day in a given year and are limited to one transfer each year;

3. A payee may not have more than three subaccounts after any transfer; and

4. The payee's entire interest in a subaccount must be transferred.

The number of annuity units per payment attributable to a subaccount to which transfer is made is equal to, in the case of a transfer between subaccounts, the number of annuity units per payment in the subaccount from which transfer is being made multiplied by the annuity unit value for that subaccount, such amount being divided by the annuity unit value for the subaccount to which transfer is being made.

The amount of money allocated to the General Account in the event of a transfer from a subaccount equals the annuity reserve for the payee's interest in such subaccount. The annuity reserve is the product of a. multiplied by b. multiplied by c. where: a. is the number of annuity units representing the payee's interest in such subaccount per annuity payment; b. is the annuity unit value for such subaccount; and c. is the present value of $1.00 per payment period using the attained age(s) of the payee(s) and any remaining guaranteed payments that may be due at the time of the transfer. The guaranteed monthly payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "1983 Table a" individual annuity mortality table developed by the Society of Actuaries with a five year set back. Money allocated to the General Account upon such transfer will be applied under the same annuity option as originally elected. Any guaranteed period payments will be adjusted to reflect the number of guaranteed payments already made. If all guaranteed payments have already been made, no further payments will be guaranteed.

All amounts and annuity unit values are determined as of the end of the valuation period which precedes the effective date of the transfer.

We reserve the right at any time and without notice to any party to terminate, suspend or modify the transfer privileges.

SUPPLEMENTARY AGREEMENT - A supplementary agreement will be issued to reflect payments that will be made under a settlement option. If payment is made as a death benefit distribution, the effective date will be the date of death. Otherwise the effective date will be the date chosen by the owner.

DATE OF FIRST PAYMENT - Interest, under an option, will start to accrue on the effective date of the supplementary agreement. If the normal effective date is the 29th, 30th, or 31st of the month, the effective date will be the 28th day of that month.

EVIDENCE OF AGE, SEX AND SURVIVAL - We may require satisfactory evidence of the age, sex and the continued survival of any person on whose life the income is based.

MISSTATEMENT OF AGE OR SEX - If the age or sex of the payee has been misstated, the amount payable under this contract will be such as the purchase payments sent to us would have purchased at the correct age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments we may make under this contract.

BASIS OF ANNUITY OPTIONS - The guaranteed monthly payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "1983 Table a" individual annuity mortality table developed by the Society of Actuaries, with a five year set back.

DISBURSEMENT OF FUNDS UPON DEATH OF PAYEE: UNDER OPTIONS 1 or 3 - When the payee dies, the value of any unpaid installments will be paid, in one sum, to the estate of the payee unless otherwise provided in the supplementary agreement. The commuted value based upon a minimum interest rate of not less than 2.50% will be paid. The commuted value of any variable installments will be determined by applying the annuity unit value next determined following our receipt of due proof of death.

PROTECTION OF BENEFITS - Unless otherwise provided in the supplementary agreement, the payee may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

CREDITORS - The proceeds of this contract and any payment under an annuity option will be exempt from the claim of creditors and from legal process to the extent permitted by law.





Z-4700                                                                 Page 9

FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the Owner and Zurich Life Insurance Company of America.

READ YOUR CONTRACT CAREFULLY

ZURICH LIFE INSURANCE COMPANY OF AMERICA
An Illinois stock corporation
1400 American Lane, Schaumburg, Illinois 60173





Form Z-4700